EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 TELKONET, INC.


         1. TELKONET, INC., a corporation organized and existing under the laws of the State of Utah (the "Corporation"), hereby certifies as follows:

         The name of the corporation is Telkonet, Inc.

         The original Articles of Incorporation of the Corporation were filed with the State of Utah on July 28, 1977.

         These Amended and Restated Articles of Incorporation (these "RESTATED ARTICLES") amend and restate the provisions of the Articles of Incorporation and have been duly adopted by the Board of Directors and shareholders of the Corporation.

         The text of the Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I

                                 CORPORATE NAME
                                 --------------

         The name of the Corporation is Telkonet, Inc.


                                   ARTICLE II

                                     PURPOSE
                                     -------

         The Corporation is organized to engage in any lawful acts, businesses, activities and pursuits for which a corporation may be organized under the Utah Act.


                                   ARTICLE III

                                  CAPITAL STOCK
                                  -------------

         The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) and the total number of shares of Preferred Stock authorized to be issued is fifteen million (15,000,000). All shares of stock authorized hereunder shall have a par value of 1/10th of one cent ($.001) per share.

         The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend these Restated Articles of Incorporation to divide the Preferred Stock into series, to establish and modify the preferences, limitations and relative rights of each share of Preferred Stock, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by Section 602 of the Utah Act, are as follows:

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         A.         Common Stock.
                    ------------

         VOTING RIGHTS. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

         LIQUIDATION RIGHTS. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

         DIVIDENDS. Dividends may be paid on the outstanding shares of Common
                  Stock as and when declared by the Board of Directors, out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

         RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any amendment hereto or thereto shall be vested in the Common Stock.

         PREEMPTIVE RIGHTS. No holder of shares of Common Stock shall be entitled to any preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into capital stock of the Corporation issued or sold. The term "obligations convertible into capital stock" shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase capital stock of the Corporation.

         B.       Preferred Stock.
                  ---------------

                  The Board of Directors, without shareholder action, may amend the Corporation's Restated Articles, pursuant to the authority granted to the Board of Directors by Subsection 1002(1)(e) and within the limits set forth in
Section 602 of the Utah Act, to do any of the following:

                  (i) designate and determine, in whole or in part, the preferences, limitations and relative rights of the Preferred Stock before the issuance of any shares of Preferred Stock;

                  (ii) create one or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as a part of such series), and designate and determine, in whole or in part, the preferences, limitations and relative rights of each series of Preferred Stock all before the issuance of any shares of such series;

                  (iii) alter or revoke the preferences, limitations and relative rights granted to or imposed upon the Preferred Stock (before the issuance of any shares of Preferred Stock), or upon any wholly-unissued series of Preferred Stock); or

                  (iv) increase or decrease the number of shares constituting any series of Preferred Stock, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as a part of such series.


                                   ARTICLE IV

                            LIMITATION OF LIABILITIES
                            -------------------------

         To the fullest extent permitted by the Utah Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

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                                    ARTICLE V

                                 INDEMNIFICATION
                                 ---------------

         The Corporation shall indemnify all officers and directors of the Corporation against all liability for any action taken or any failure to take action to the fullest extent permitted by the Utah Act or any other applicable law as now in effect or as it may hereafter be amended.


                                   ARTICLE VI

                          ADDRESS AND REGISTERED AGENT
                          ----------------------------

         The street address of the initial registered office of the Corporation is:

                  Suite 1200 Beneficial Life Tower
                  36 South State Street
                  Salt Lake City, Utah 84111

         The name of its original registered agent at such address is:

                               Richard J. Lawrence


         IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been adopted and executed on October 12, 2000.




                                     /S/ L. PETER LARSON
                                     ---------------------------------
                                     L. Peter Larson, President and
                                              Chief Executive Officer


UNITED STATES OF AMERICA            )
STATE OF MARYLAND                          :        SS
CITY/COUNTY OF Anne Arundel         )

         On this 12 day of October, 2000, before me personally appeared L. Peter Larson, to me known and being duly sworn, deposes and says that he is the President and Chief Executive Officer of Telkonet, Inc., and that he is authorized to and did execute the above instrument.


                                                /s/ David C. Martino
                                                -------------------------
                                                Notary Public

My Commission Expires:
     11/1/03
---------------------

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